Exhibit 5.1

601 Lexington Avenue New York, NY 10022 United States +1 212 446 4800 www.kirkland.com	Facsimile: +1 212 446 4900

November 10, 2025

Bristol-Myers Squibb Company
Route 206 & Province Line Road
Princeton, New Jersey 08543

BMS Ireland Capital Funding Designated Activity Company
Plaza 254, Blanchardstown Corporate Park 2
Dublin 15,
Ireland

Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as special counsel for Bristol-Myers Squibb Company, a Delaware corporation (the “Parent”), and BMS Ireland Capital Funding Designated Activity Company, a designated activity company incorporated under the laws of Ireland (the “Finance Sub” and, together with the Parent, the “Companies”), in connection with the issuance and sale by the Finance Sub of €750,000,000 aggregate principal amount of 2.973% Notes due 2030 (the “2030 Notes”), €1,150,000,000 aggregate principal amount of 3.363% Notes due 2033 (the “2033 Notes”), €1,150,000,000 aggregate principal amount of  3.857% Notes due 2038 (the “2038 Notes”), €750,000,000 aggregate principal amount of 4.289% Notes due 2045 (the “2045 Notes”) and €1,200,000,000 aggregate principal amount of 4.581% Notes due 2055 (the “2055 Notes” and, together with the 2030 Notes, the 2033 Notes, the 2038 Notes and the 2045 Notes, the “Notes”). The Notes are to be fully and unconditionally guaranteed (the “Guarantee” and, together with the Notes, the “Securities”) by the Parent. The Securities are being offered pursuant to an effective registration statement (Nos. 333-283810 and 333-283810-01) filed with the Securities and Exchange Commission (the “Commission”). Such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement.” The Securities are to be issued pursuant to that certain Indenture, dated October 31, 2025 (the “Base Indenture”), by and among the Finance Sub, the Parent and The Bank of New York Mellon, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of the date hereof (the “Supplemental Indenture” and, the Base Indenture as so supplemented, the “Indenture”), by and among the Finance Sub, the Parent and the Trustee. The Securities are to be sold pursuant to that certain Underwriting Agreement, dated November 5, 2025 (the “Underwriting Agreement”), by and among the Finance Sub, the Parent and the several underwriters named in Schedule V thereto (the “Underwriters”).

In connection with this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the Amended and Restated Certificate of Incorporation of the Parent, as amended through the date hereof, (ii) the Bylaws of the Parent, as amended through the date hereof, (iii) minutes and records of the corporate proceedings of the Parent with respect to the issuance and sale of the Securities, (iv) the Registration Statement and the exhibits thereto, (v) the Indenture and (vi) forms of the Notes.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto, other than the Parent, and the due authorization, execution and delivery of all documents by the parties thereto, other than the Parent. We have not independently established or verified any facts relevant to the opinions expressed herein, but have relied upon statements and representations of the officers and other representatives of the Parent and others as to factual matters.

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Bristol-Myers Squibb Company BMS Ireland Capital Funding Designated Activity Company November 10, 2025 Page 2

We are not licensed to practice in the Republic of Ireland (“Ireland”), and we have made no investigation of, and do not express or imply an opinion on, the laws of Ireland. We are aware of the delivery to you of the opinion of Arthur Cox LLP, legal counsel as to the laws of Ireland for the Issuer, dated as of the date hereof, which opinion is being filed as Exhibit 5.2 to a current report on Form 8-K to be filed by the Parent with the Commission on the date hereof and to be incorporated by reference into the Registration Statement. We have assumed that (i) the Finance Sub is a designated activity company duly incorporated under the laws of Ireland and has the requisite corporate capacity to issue the Notes and to enter into and perform its obligations under the Indenture and the Notes, (ii) the execution and delivery of the Indenture (including the Notes issued thereunder) will not result in any breach or violation of the laws of Ireland and (iii) the due authorization, execution and delivery of the Indenture by the Finance Sub and the due authorization of the Notes by the Finance Sub.

We assume for purposes of this opinion that the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that the Trustee is duly qualified to engage in the activities contemplated by the Indenture; that the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes the legally valid and binding obligations of the Trustee, enforceable against the Trustee in accordance with its terms; that the Trustee is in compliance, generally and with respect to acting as trustee under the Indenture, with all applicable laws and regulations; and that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

We have also assumed that the execution and delivery of the Indenture and the Notes and the performance by the Issuer and the Parent of their respective obligations thereunder do not and will not violate, conflict with or constitute a default under any agreement or instrument to which the Issuer or the Parent are bound.

Our opinions expressed below are subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and (iii) public policy considerations that may limit the rights of parties to obtain certain remedies.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that when the Notes have been duly executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Underwriters pursuant to the Underwriting Agreement:

1.	The Notes will constitute binding obligations of the Finance Sub enforceable against the Finance Sub in accordance with their terms.

2.	The Guarantee will constitute a binding obligation of the Parent enforceable against the Parent in accordance with its terms.

Bristol-Myers Squibb Company BMS Ireland Capital Funding Designated Activity Company November 10, 2025 Page 3

We express no opinion with respect to the enforceability of: (i) consents to, or restrictions upon, judicial relief or jurisdiction or venue; (ii) waivers of rights or defenses with respect to stay, extension or usury laws; (iii) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights; (iv) waivers of broadly or vaguely stated rights; (v) provisions for exclusivity, election or cumulation of rights or remedies; (vi) provisions authorizing or validating conclusive or discretionary determinations; (vii) grants of setoff rights; (viii) provisions for the payment of attorneys’ fees where such payment is contrary to law or public policy; (ix) proxies, powers and trusts; (x) restrictions upon non-written modifications and waivers; (xi) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any right or property; (xii) any provision to the extent it requires any party to indemnify any other person against loss in obtaining the currency due following a court judgment in another currency; (xiii) provisions for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty; and (xiv) any rights to contribution or indemnification which may be violative of public policy underlying any law, rule or regulation (including federal or state securities law, rule or regulation). In addition, we express no opinion with respect to (i) whether acceleration of the Securities may affect the collectability of that portion of the stated principal amount thereof that might be determined to constitute unearned interest thereon or (ii) compliance with laws relating to permissible rates of interest.

The enforceability opinion related to the Guarantee is further subject to the effect of rules of law that may render guarantees unenforceable under circumstances where, in the absence of an effective consent or waiver by the Parent (as to which we express no opinion herein), actions, failures to act or waivers, amendments or replacement of the Indenture or the Securities so radically change the essential nature of the terms and conditions of the guaranteed obligations and the related transactions that, in effect, a new relationship has arisen between the Trustee and the Issuer or the Parent, which is substantially and materially different from that presently contemplated by the Indenture and the Securities.

We hereby consent to the filing of this opinion as Exhibit 5.1 to a current report on Form 8-K to be filed by the Parent with the Commission on the date hereof and its incorporation by reference into the Registration Statement. We also consent to the reference to our firm under the heading “Validity of the Notes” in the prospectus supplement constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”) or the rules and regulations of the Commission.

Our advice on every legal issue addressed in this letter is based exclusively on the internal law of the State of New York and the General Corporation Law of the State of Delaware and represents our opinion as to how that issue would be resolved were it to be considered by the highest court in the jurisdiction which enacted such law. The manner in which any particular issue relating to the opinions would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved chose to exercise the wide discretionary authority generally available to it. We are not qualified to practice law in the State of Delaware and our opinions herein regarding Delaware law are limited solely to our review of provisions of the General Corporation Law of the State of Delaware, which we consider normally applicable to transactions of this type, without our having made any special investigation as to the applicability of another statute, law, rule or regulation. None of the opinions or other advice contained in this letter considers or covers any foreign or state securities (or “blue sky”) laws or regulations.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks only as of the date hereof, and we assume no obligation to revise or supplement this opinion.

This opinion is furnished to you in connection with the filing of a current report on Form 8-K by the Parent, and its incorporation by reference into the Registration Statement, and in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act, and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act.

Bristol-Myers Squibb Company BMS Ireland Capital Funding Designated Activity Company November 10, 2025 Page 4

Sincerely,

/s/ Kirkland & Ellis LLP

KIRKLAND & ELLIS LLP